Exhibit 99.1

Timothy J. Poché Joins Shaw as Chief Accounting Officer

BATON ROUGE, La.--(BUSINESS WIRE)--January 26, 2012--The Shaw Group Inc. (NYSE: SHAW) today announced that Timothy J. Poché has joined the company as its chief accounting officer. He brings more than 20 years of experience and was most recently an audit partner at Deloitte & Touche LLP.

Tim served as Deloitte’s office managing partner and professional practices director in the New Orleans office. Tim was the lead client services and audit partner for numerous multi-national energy companies, and he previously worked within the U.S. Securities and Exchange Commission (SEC) services group of the Deloitte national office.

“Tim’s experience performing risk assessments, internal control evaluation, and interpretation of accounting standards, along with his knowledge of SEC rules and regulations, will be a significant asset in this critical role,” said Brian Ferraioli, Shaw’s executive vice president and chief financial officer. “The addition of Tim to our team will serve to strengthen our business and better serve our company and its stakeholders.”

Tim holds a bachelor’s degree in accounting from Louisiana State University. He also is a licensed certified public accountant in Louisiana and Texas and is a member of the American Institute of Certified Public Accountants, as well as the Louisiana Society of Certified Public Accountants.

The Shaw Group Inc. (NYSE:SHAW) is a leading global provider of engineering, construction, technology, fabrication, remediation and support services for clients in the energy, chemicals, environmental, infrastructure and emergency response industries. A Fortune 500 company with fiscal year 2011 annual revenues of $5.9 billion, Shaw has approximately 27,000 employees around the world and is a power sector industry leader according to Engineering News-Record’s list of Top 500 Design Firms. For more information, please visit Shaw’s website at www.shawgrp.com.

This press release contains forward-looking statements and information about our current and future prospects and our operations and financial results, which are based on currently available information. The forward-looking statements include assumptions about our operations, such as cost controls and market conditions, that may not be realized. Actual future results and financial performance could vary significantly from those anticipated in such statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, the occurrence of certain events or otherwise.

Among the factors that could cause future events or transactions to differ from those we expect are those risks discussed under Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2011, our Quarterly Report on Form 10-Q for the quarter ended November 30, 2011, and other reports filed with the Securities and Exchange Commission (SEC). Please read our “Risk Factors” and other cautionary statements contained in these filings.

As a result of these risks and others, actual results could vary significantly from those anticipated in this press release, and our financial condition and results of operations could be materially adversely affected.

CONTACT:
The Shaw Group Inc.
Media and Financial Contact:
Gentry Brann, 225-987-7372
gentry.brann@shawgrp.com